Exhibit 10.2

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 21st day of April, 2014, by and among, Lakes Florida Development LLC, a Minnesota limited liability company (the "Seller") and ONDISS Corp., a Florida corporation (the "Purchaser").

RECITALS:

I.             The Seller is the owner of 5% (five percent) of the outstanding membership interests (the “Membership Rights”), fully paid and non-assessable, of Dania Entertainment Center, LLC (the “Company”), a Delaware limited liability company.

II.            The Seller desires to sell and the Purchaser desires to purchase the Membership Rights (the “Purchased Interests”), upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the promises hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1           Purchase and Sale of the Purchased Interests. Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Purchased Interests, as contemplated by this Agreement. The Purchased Interests shall be acquired in stages (each a “Closing” and together, the “Closings”) as follows: forty percent (40%) of the Purchased Interests (i.e., 2% of the Member Interests of the Company) shall be acquired no later than April 21, 2014, and twenty percent (20%) of the Purchased Interests (i.e., 1% of the Member Interests of the Company) shall be acquired no later than October 21, 2014, April 21, 2015, and October 21, 2015, respectively; provided however, in accordance with Section 1.3 below, Purchaser may decrease, but not increase, the time frame in which each Closing occurs in its sole discretion by providing Seller at least three (3) business days prior notice of its intent to accelerate the date of any Closing.

1.2           Purchase Price. The aggregate purchase price for the Purchased Interests shall be Two Million Five Hundred Ninety Thousand Nine Hundred Seventy-One and 28/100 Dollars ($2,590,971.28) (the "Purchase Price"). Seller and Purchaser hereby agree that the Purchaser will pay the Purchase Price as follows: a) at the first Closing, the amount of $ 1,000,000 shall be paid in cash via wire transfer and b) the balance of the Purchase Price shall be paid by Purchaser in three (3) equal semi-annual installments of Five Hundred Thirty Thousand Three Hundred Three and 76/100 Dollars ($530,323.76), on each Closing thereafter. If any Closing date would fall due on a day which is not a business day in the State of Florida, the due date shall be extended to the next succeeding business day.

1.3           Accelerating Closing. Notwithstanding anything set forth herein to the contrary, Purchaser may acquire any portion of the Purchased Interest prior to the next scheduled Closing date, in its sole discretion, by providing Seller written notice of its intent to accelerate the Closing date of any Closing at least three (3) business days prior to its desired Closing date, together with the percentage of the Purchase Interest desired to be acquired at such Closing (which at no time may be less than the amount required to acquired at the next scheduled Closing as set forth in Section 1.1 above unless the amount to be acquired is the full balance of the Purchased Interests to be acquired pursuant to this Agreement). At each Closing, whether accelerated or not, Purchaser shall pay the portion of the Purchase Price that corresponds to the balance of the Purchase Price then remaining to be paid multiplied by the percentage of the Purchased Interests being acquired at such Closing.

ARTICLE 2

TRANSFER OF PURCHASED INTEREST

2.1           Transfer of Title. Title to the Purchased Interest shall be transferred at each Closing as follows:

(a)     Title to 40% of the Purchased Interest shall transfer to Purchaser at the first Closing;

(b)     Title to 20% of the Purchased Interest shall transfer to Purchaser upon payment of $530,323.76, which is due and payable on each closing thereafter.

Notwithstanding the foregoing, if Purchaser increases the percentage interest of the Purchase Interests to be acquired at any Closing and thus pays that portion of the Purchase Price that corresponds to the percentage of the Purchase Price so acquired, title to a corresponding pro rata percentage of the Purchased Interest shall be transferred upon receipt of such increased payment.

2.2           Notification. Upon Seller’s receipt of each payment from Purchaser, Seller shall direct the Company to change the Company’s books and records to reflect the ownership change.

ARTICLE 3

EVENTS OF DEFAULT

3.1           Events of Default. An Event of Default occurs if:

(a)     the Purchaser fails to pay any amount when due hereunder and such failure shall continue for three (3) business days; or

(b)     the Purchaser breaches any provision of this Agreement unless, in the opinion of the Seller, such default is capable of remedy and such default is remedied to the satisfaction of the Seller within 10 days after written notice from the Seller requesting action to remedy the same; or

(c)     any representation, warranty or statement made by the Purchaser shall prove to have been incorrect in any material respect when made or deemed made; or

(d)    any financial indebtedness of the Purchaser in excess of $ 500,000 is not paid when due or becomes prematurely payable or capable of being prematurely declared payable as a consequence of a default with respect thereto or any security interest over any assets of the Purchaser is enforced or becomes capable of being enforced; or

(e)      any order shall be made by any competent court or resolution passed by the Purchaser for the appointment of a liquidator, administrator or receiver of, or for the winding-up of, the Purchaser; or

(f)       a receiver is appointed of the whole or, in the opinion of the Seller, any material part of the assets of the Seller or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the opinion of the Seller, a material part of the assets of the Purchaser; or

(g)     the Purchaser shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent, or shall enter into any composition or other arrangement with its creditors generally; or

(h)      the Purchaser or the Company ceases or suspends carrying on its business or a part of its business which, in the opinion of the Seller, is material in the context of this Agreement; or

(i)       any provision which the Seller considers material of this Agreement proves to have been or becomes invalid or unenforceable; or

(j)       any representation, warranty or statement made by Seller shall prove to have been incorrect in any material respect when made or deemed made.

3.2          Default Interest. During the period of any payment default under the terms of this Agreement (other than a payment default due as a result of Seller’s default as set forth in Section 3.1(j) above), the interest rate on the entire balance of the Purchase Price remaining to be paid shall be at a rate equal to ten percent (10%) per annum computed from the date of the default and continuing until such default is cured.

3.3          Actions following an Event of Default.

(a)      On, or at any time after, the occurrence of an Event of Default (other than a default as set forth in Section 3.1(j) above) the Seller may:

  (i)      serve on the Purchaser a notice stating that the Closings are accelerated and the balance of Purchase Price, plus all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

  (ii)      take any other action which, as a result of the Event of Default or any notice served under paragraph (a) above, the Seller is entitled to take under any applicable law.

(b)     On, or at any time after, the occurrence of an Event of Default as set forth in Section 3.1(j) above the Purchaser may:

                                          (i)      Serve on Seller a notice stating that this Agreement is terminated; and/or

                                          (ii)      take any other action which, as a result of such Event of Default, the Purchaser is entitled to take under any applicable law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of Seller. The Seller hereby represents and warrants the following to the Purchaser:

(a)     Purchased Interest. The Seller is the lawful owner of the Purchased Interests free and clear of any and all liens, encumbrances and charges of any kind. The Purchased Interests constitute 5% of all of the membership interests in the Company. There are no rights, warrants, calls or commitment, preemptive or similar rights or options issued or outstanding with respect to any of the Purchased Interests except as set forth herein or in the Company’s governing documents to which Purchaser is a party.

(b)     Organization and Standing of the Seller. The Seller is a limited liability company duly organized and validly existing under the laws of the State of Minnesota and its status is active.

(c)     Enforceability. This Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable in accordance with its terms.

(d)     Litigation. Except for the litigation lawsuit filed by Citizens For a Responsible Development, Inc. and Herbert Simpson against the City of Dania Beach, Florida, Case No.: CACE11-22597 (04), to the Seller’s knowledge, there is no litigation or other proceeding pending or threatened against or relating to the Company, its properties or its business.

(e)     Ability to Carry Out Agreement. Neither the execution nor the delivery of this Agreement by the Seller, nor the performance of the Seller’s obligations hereunder, will violate any provision of any judicial or administrative order, award, judgment or decree applicable to the Seller, of which the Seller has knowledge, or result in the breach of any term, condition or provision of, or constitute a default under, any indenture loan agreement, mortgage, lease, agreement or other instrument of which the Seller has knowledge or to which the Seller is a party or by which it is bound.

4.2           Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to the Seller that:

(a)     Organization. Purchaser is a company duly organized and validly existing under the laws of the State of Florida.

(b)     Corporate Power and Authority. Purchaser has all corporate power and authority to own, lease, possess and operate its assets and to transact its business. Purchaser has all corporate power and authority to enter into, execute, deliver and perform this Agreement and the related documents to which it is party and to carry out the transactions contemplated hereby and thereby. This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

(c)     Sufficient Funds. Purchaser has sufficient cash, available lines of credit or other sources of funds to enable it to make payment of the Purchase Price and all other amounts payable pursuant to this Agreement and to perform all of its other obligations under this Agreement.

(d)     No Knowledge of Certain Conditions. Purchaser has no knowledge of any condition or circumstance that would excuse Purchaser from its timely performance of its obligations under this Agreement.

ARTICLE 5

INDEMNIFICATION

5.1          From and after the execution of this Agreement by both parties, Seller shall indemnify, defend and hold Purchaser, its officers, directors, employees, agents and representatives and its successors and assigns (individually and/or collectively, as the case may be, the “Indemnitee”) harmless from and against any and all demands, claims, losses (including lost profits), liabilities, actions or causes of action, assessments, damages, fines, taxes, penalties, costs and expenses (including, without limitation, interest, expenses of investigation, fees and disbursements of counsel, accountants and other experts, whether such fees and disbursements of counsel, accountants and other experts relate to claims, actions or causes of action asserted by Purchaser against Seller or asserted by third parties) imposed upon or incurred by any Indemnitee arising out of, resulting from, or relating to:

(a)     any inaccuracy of any of the representations or warranties of Seller contained in this Agreement; and

(b)     any breach or violation of any covenant or agreement of Seller contained in this Agreement.

5.2          From and after the execution of this Agreement by both parties, Purchaser shall indemnify, defend and hold Seller, its officers, directors, employees, agents and representatives and its successors and assigns (individually and/or collectively, as the case may be, the “Indemnitee”) harmless from and against any and all demands, claims, losses (including lost profits), liabilities, actions or causes of action, assessments, damages, fines, taxes, penalties, costs and expenses (including, without limitation, interest, expenses of investigation, fees and disbursements of counsel, accountants and other experts, whether such fees and disbursements of counsel, accountants and other experts relate to claims, actions or causes of action asserted by Seller against Purchaser or asserted by third parties) imposed upon or incurred by any Indemnitee arising out of, resulting from, or relating to:

                                (a)     any inaccuracy of any of the representations or warranties of Purchaser contained in this Agreement; and

(b)     any breach or violation of any covenant or agreement of Purchaser contained in this Agreement.

ARTICLE 6

COVENANTS

6.1           Purchaser Covenants. Purchaser covenants and agrees that:

(a)     Dissolution. Purchaser shall not engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, or transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Purchaser.

(b)     Distributions: Purchaser will not make any distributions or other disbursements to its shareholders, partners or members until each of the Closings have occurred and all amounts due hereunder from Purchaser to Seller have been paid in full.

6.2           Seller Covenants. Until the Purchase Price is fully paid by Purchaser to Seller, and all the Purchased Interest is transferred to Purchaser, Seller shall keep the Purchased Interest it then owns free and clear of all mortgages, deeds of trust, liens, loans, third party’s rights and encumbrances.

ARTICLE 7

THE CLOSING

7.1           Time and Place. The initial Closing contemplated by this Agreement shall take place simultaneously with the later to occur of the following events: (a) the execution and delivery of this Agreement; (b) the execution and delivery of the Assignment of Membership Interests by Dania Entertainment Holdings, LLC (“DEH”) to Seller; (c) the execution and delivery of the Assignment of Membership Interests by Seller to Purchaser; (d) the Joinder to Operating Agreement of Dania Entertainment Center, LLC executed by Seller, Purchaser and DEH upon redemption of its interest in DEH and (d) the payment of that portion of the Purchase Price then due and owing with respect to that portion of the Purchased Interests to be acquired. Each subsequent Closing contemplated by this Agreement shall take place simultaneously with the later to occur of the following events: (a) the execution and delivery of the Assignment of Membership Interests by Seller to Purchaser and (b) the payment of that portion of the Purchase Price then due and owing with respect to that portion of the Purchased Interests to be acquired. For purposes of determining the effective date of each closing in accordance with the previous sentence, an exchange of executed documents via email and the Seller’s and the Purchaser’s respective counsel’s statement that the originals are being sent via overnight deliver shall be sufficient to effectuate closing provided Seller has received confirmation of receipt of the cash payment required to be paid at the applicable Closing.

7.2           Sellers’ Deliveries.

(a)     At Execution. Simultaneously with the execution of this Agreement, Seller shall deliver (i) a copy of the Assignment of Membership Interests executed by “DEH” in favor of Seller with respect to the Purchased Interests, and (ii) the Joinder to Operating Agreement of Dania Entertainment Center, LLC executed by Seller upon redemption of its interest in DEH.

(b)      At each Closing. At each Closing, Seller shall deliver, or cause to be delivered to Purchaser an executed Assignment of Membership Interests in favor of Purchaser related to that portion of the Purchase Interests being acquired.

7.3           Purchaser’s Deliveries.

(a)      At Execution. Simultaneously with the execution of this Agreement, Purchaser shall deliver to Seller a counterpart to the Joinder to Operating Agreement of Dania Entertainment Center, LLC executed by DEH and Purchaser.

(b)      At each Closing. At each Closing, Purchaser shall (i) transfer to the bank account designated by the Seller the required amount of Purchase Price as set forth in Section 1.2 above.

ARTICLE 8

MISCELLANEOUS

8.1           Recitals. The recitals set forth at the beginning of this Agreement are true and correct and are incorporated herein by reference.

8.2           Independent Legal and Tax Advice. Each party hereby represents that it has employed its own independent legal counsel and tax advisors to review and advise it with respect to the legal and tax consequences of this Agreement, and hereby confirms that it has not solicited or relied upon the legal or tax advisors of the other party for any advice with respect to this Agreement.

8.3           Further Assurance. It is expressly understood and agreed that each of the parties hereto shall upon the other party’s reasonable request, from time to time, execute and deliver to each other all such instruments and documents of further assurance or otherwise, and will do all such acts and things as reasonably may be required to carry out their respective obligations hereunder to consummate and complete this Agreement.

8.4           Notices. Any notices desired or required to be given hereunder shall be in writing and deemed given when personally delivered or deposited in the United States mail, first-class postage pre-paid, sent certified or registered, or deposited, postage pre-paid, with a nationally recognized overnight courier, and addressed to the respective address set forth below or to such other address as either party may in writing designate:

If to the Purchaser:              1110 Brickell Ave

Suite 800

Miami, FL 33131

Attn: Federico de Achaval

Fax: +1 (305) 503-2700

Email: valfinsa@vfb.com.ar

                If to the Seller:                      Lakes Florida Development, LLC

c/o Lakes Entertainment, Inc.

Attn: Damon E. Schramm, VP – General Counsel

130 Cheshire Lane, Suite 101

Minnetonka, MN 55305

Fax: 952-449-7068

Email: dschramm@lakesentertainment.com

8.5           Best Efforts; Cooperation. Each of the parties hereto shall exert its best efforts to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and the satisfaction of the conditions hereof on its part to be satisfied and shall cooperate with the other party with respect thereto.

8.6           Entire Agreement. This Agreement constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties, respecting the subject matter hereof.

8.7           Parties and Interest. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder or of any party hereunder shall be assigned, without the prior written consent of the other party hereto.

8.8           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. In making proof hereof it shall not be necessary to produce or account for more than one (1) such counterpart.

8.9           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, United States of America.

8.10         Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in a Federal Court in the State of Florida without giving effect to principles of conflicts of law and all parties hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding. Each of the parties hereto waive trial by jury in any action, proceeding, or counterclaim involving any matter whatsoever arising out of or in any way connected with this agreement.

8.11         Severability. If any covenant, provision or agreement provided in this Agreement or any agreement executed in connection with this Agreement or any part thereof is deemed to be contrary to law or otherwise unenforceable, that covenant or agreement will be deemed separable from the remaining covenants, provisions and agreements contained in this Agreement and will not affect the validity, interpretation or effect of the other provisions of either this Agreement or the application of that covenant or agreement to other circumstances not contrary to law or otherwise unenforceable.

8.12         Titles and Headings. The titles and headings preceding the text of the paragraphs of this Agreement have been inserted solely for convenience of reference and neither constitute a part of this Agreement nor affect its meaning, interpretation or effect.

8.13         Attorneys’ Fees.

(a)     Each party shall be responsible for the payment of his own respective attorneys’ fees, expenses and related costs incurred in connection with the negotiation, preparation and execution of this Agreement.

(b)     In the event any party hereto institutes litigation to enforce any of his rights or remedies under this Agreement, the party prevailing in such litigation shall be entitled to an award from the non-prevailing party for the prevailing party’s reasonable attorneys’ fees and costs incurred in connection with such litigation. The foregoing shall include reasonable attorneys’ fees and costs incurred at trial, on any appeal and in any proceeding in bankruptcy.

(c)     Notwithstanding Section 8.13(a), Purchaser agrees to pay all principal and interest due hereunder, costs of collection, including reasonable attorneys' fees and costs of appeal, in case any portion of the Purchase Price is not paid when due.

8.14         Brokers. The Seller and the Purchaser each warrant and represent to each other that they have not retained or dealt with any broker or finder relative to this transaction, and each agrees to indemnify the other for any breach by him of this Section 8.14.

8.15         Currency. All references to currency, and all payments made pursuant to this Agreement, shall be in United States Dollars.

8.16         Interest. Total charges for interest and in the nature of interest, reserved, charged or taken hereunder or under any documents executed in connection herewith shall not exceed the maximum amount allowed by applicable law, or any greater amount which may be charged under any amendments to applicable law, and any excess portion of such sums that may have been reserved, charged or taken shall be refunded to the Purchaser hereof, or any parties liable for the payment of the indebtedness hereunder. Such refund may be made by application of the excess portion against the sums due hereunder, but such crediting shall not cure or waive a default.

IN WITNESS WHEREOF, the parties hereto have hereby executed this Agreement~~,~~ as of this 10th~~.~~ day of April, 2014.

SELLER:

Lakes Florida Development LLC, a Minnesota limited liability company

By: /s/ Timothy Cope

Name: Timothy Cope

Title: President/CFO

PURCHASER:

ONDISS Corp., a Florida corporation

By: /s/ Federico M. de Achaval

Name: Federico M. de Achaval

Title: President